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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.)*


                                SPORT HALEY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    848925103
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

CUSIP No. 848925103
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      MicroCapital LLC
      13-4103993
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of         5.    Sole Voting Power
Shares
Beneficially
Owned by          --------------------------------------------------------------
Each              6.    Shared Voting Power
Reporting
Person                  253,327 (1)
With:             --------------------------------------------------------------
                  7.    Sole Dispositive Power


                  --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        253,327 (1)
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      253,327 (1)
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      11.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IA
--------------------------------------------------------------------------------

(1) The filing of this Schedule shall not be construed as an admission that MicroCapital LLC is, for the purposes of Section 13(d) or 13(g) of the Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this Schedule.


                               Page 2 of 8 Pages

CUSIP No. 848925103
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Ian P. Ellis
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      U.K.
--------------------------------------------------------------------------------
Number of         5.    Sole Voting Power
Shares
Beneficially
Owned by          --------------------------------------------------------------
Each              6.    Shared Voting Power
Reporting
Person                  253,327 (2)
With:             --------------------------------------------------------------
                  7.    Sole Dispositive Power


                  --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        253,327 (2)
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      253,327 (2)
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      11.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN, HC
--------------------------------------------------------------------------------

(2) The filing of this Schedule shall not be construed as an admission that Ian P. Ellis is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule.


                               Page 3 of 8 Pages

CUSIP No. 848925103
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      MicroCapital Fund LP
      52-2286453
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of         5.    Sole Voting Power
Shares
Beneficially
Owned by          --------------------------------------------------------------
Each              6.    Shared Voting Power
Reporting
Person                  165,751
With:             --------------------------------------------------------------
                  7.    Sole Dispositive Power


                  --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        165,751
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      165,751
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      7.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------


                               Page 4 of 8 Pages

Item 1.

      (a)   Name of Issuer

            Sport-Haley, Inc.

      (b)   Address of Issuer's Principal Executive Offices

            4600 E. 48th Avenue
            Denver, CO 80216-3215, United States

Item 2.

      (a)   Name of Person Filing

            This statement is being filed by (i) MicroCapital LLC, a Delaware limited liability company and a registered investment adviser ("IA"), (ii) Ian P. Ellis ("Managing Member"), and (iii) MicroCapital Fund, LP (collectively, the "Reporting Persons"). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA. IA acts as investment advisor and general partner to MicroCapital Fund, LP and as investment advisor to MicroCapital Fund Ltd.

      (b)   Address of Principal Business Office or, if none, Residence

            IA's principal place of business is located at:
            623 Fifth Avenue, Suite 2502, New York, New York 10022

            Managing Member's principal place of business is located at:
            623 Fifth Avenue, Suite 2502, New York, New York 10022

            MicroCapital Fund LP's principal place of business is located at:
            623 Fifth Avenue, Suite 2502, New York, New York 10022

      (c)   Citizenship

            Item 4 of each cover page is incorporated by reference.

      (d)   Title of Class of Securities

            Common Stock, no par value

      (e)   CUSIP Number

            848925103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).
      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)   |X|   An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);
      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);
      (g)   |X|   A parent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G);
      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);


                               Page 5 of 8 Pages

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);
      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 253,327 (3).
      (b)   Percent of class: 11.0%.
      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote _______.
            (ii)  Shared power to vote or to direct the vote 253,327 (3).
            (iii) Sole power to dispose or to direct the disposition of _______.
            (iv) Shared power to dispose or to direct the disposition of 253,327 (3).

(3) The filing of this Schedule shall not be construed as an admission that either IA or Managing Member is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule.

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following _____.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. MicroCapital Fund LP and MicroCapital Ltd., a Cayman Islands company, are investment advisory clients of IA who beneficially own shares of the issuer's Common Stock and warrants to acquire shares of the issuer's Common Stock. MicroCapital Fund LP owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of Group

      Not applicable.


                               Page 6 of 8 Pages

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 14, 2007

                                     MICROCAPITAL LLC


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis, Managing Member


                                     IAN P. ELLIS


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis


                                     MICROCAPITAL FUND LP


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis, Managing Member,
                                     MicroCapital LLC, General Partner of
                                     MicroCapital Fund LP


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                               Page 7 of 8 Pages

                                    EXHIBIT A

                  Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                                     SIGNATURE

Date: February 14, 2007

                                     MICROCAPITAL LLC


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis, Managing Member


                                     IAN P. ELLIS


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis


                                     MICROCAPITAL FUND LP


                                     /s/ Ian P. Ellis
                                     -------------------------------------------
                                     Ian P. Ellis, Managing Member,
                                     MicroCapital LLC, General Partner of
                                     MicroCapital Fund LP


                               Page 8 of 8 Pages